Exhibit 10.87

Mr. Ira B. Lampert
219 Ocean Boulevard
Golden Beach, FL 33160

      Re:   Post-July 1, 2009 Employment Relationship
            Between Ira B. Lampert and Concord Camera Corp. ("Concord")

Dear Ira:

      This letter will confirm the terms of your employment relationship with Concord from and after July 1, 2009.

      Background. Pursuant to your Amended and Restated Employment Agreement with Concord, dated as of May 1, 1997, as amended (as amended, the "Employment Agreement"), your term of employment with Concord will terminate on July 1, 2009. Effective April 23, 2009, Concord was formally dissolved and, under your supervision, is currently engaged in the process of winding down its business, satisfying and discharging its liabilities, and collecting and liquidating its assets (collectively, the "Liquidation Process"). The Liquidation Process is expected to continue beyond July 1, 2009 and will require continued supervision by persons knowledgeable regarding Concord's operations, assets and liabilities.

      Post-Termination Employment: Nature. Concord has requested, and you have agreed, to continue as Chairman of the Board, Chief Executive Officer and President of Concord, and to assume the additional office of Treasurer of Concord, from and after July 1, 2009 and, in these capacities, to supervise and manage the Liquidation Process. It is understood and agreed that, in discharging these responsibilities, you will devote such time, attention and energy as you deem necessary and appropriate. It is understood and agreed that because you will not receive any salary or other compensation for your post-termination employment under this letter agreement, you are, therefore, free to be and become involved in other business activities and transactions.

      Post-Termination Employment: Term. The term of your post-termination employment with Concord pursuant to this letter agreement will be one (1) year, expiring on June 30, 2010, unless extended or renewed by written agreement between you and Concord on such terms as are then mutually agreeable to each of you.

      Post-Termination Employment: Compensation. It is understood and agreed that you will not receive any salary or other compensation for your post-termination employment under this letter agreement, except that you are and will be authorized to incur reasonable business


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Mr. Ira B. Lampert
May 15, 2009
Page 2

expenses in carrying out your duties and responsibilities under this letter agreement and Concord will promptly reimburse you for any and all such expenses, subject to documentation in accordance with Concord's expense policy and past practices.

      Post-Termination Employment: Indemnification. In consideration of your agreement to remain in the employ of Concord after July 1, 2009, as provided in this letter agreement, Concord agrees as follows:

            A. If you are made a party, or are threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that you are or were a director, officer or employee of Concord, or are or were serving at the request of Concord as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust (including, without limitation, a liquidating trust) or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is your alleged action in an official capacity while serving as a director, officer, member, employee or agent, Concord shall indemnify you and hold you harmless to the fullest extent permitted or authorized by Concord's certificate of incorporation or bylaws or, if greater, by the laws of the State of New Jersey, from and against any and all costs, expenses, liabilities and losses (including, without limitation, attorney's fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by you in connection therewith, and such indemnification shall continue as to you even if you have ceased to be a director, officer, employee or agent of Concord or other entity and shall inure to the benefit of your heirs, executors and administrators. Concord shall also advance to you, to the extent permitted by law, all reasonable costs and expenses incurred by you in connection with a Proceeding within twenty (20) days after the receipt by Concord of a written request, with appropriate documentation, for such advance. Any such request shall include an undertaking by you to repay the amount of such advance if it shall ultimately be determined that you are not entitled to be indemnified against such costs and expenses.

            B. Neither the failure of Concord (including its Board of Directors, independent legal counsel or shareholders) to have made a determination prior to the commencement of any Proceeding concerning payment of amounts claimed by you under paragraph A above that indemnification of you is proper because you have met the applicable standard of conduct, nor a determination by Concord (including its Board of Directors, independent legal counsel or shareholders) that you have not met such applicable standard of conduct, shall create any presumption that you have not met the applicable standard of conduct.

            C. Concord will continue and maintain a directors' and officers' liability insurance policy covering you to the extent that Concord provides such coverage for its other directors and executive officers.


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Mr. Ira B. Lampert
May 15, 2009
Page 3

            D. Promptly after receipt by you of notice of any claim or the commencement of any Proceeding with respect to which you are entitled to indemnity under this letter agreement, you shall notify Concord in writing of such claim or the commencement of such Proceeding, and Concord shall (i) assume the defense of such Proceeding, and (ii) employ counsel reasonably satisfactory to you and pay the reasonable fees and expenses of such counsel. Notwithstanding the foregoing, you shall be entitled to employ counsel separate from counsel for Concord and from any other party in such Proceeding if you reasonably determine that a conflict of interest exists which makes representation by counsel chosen by Concord not advisable. In such event, the reasonable fees and disbursements of your separate counsel shall be paid by Concord to the extent permitted by law.

      Effect on Employment Agreement. Nothing in this letter agreement is intended to amend, modify or otherwise affect the respective rights and obligations of you and Concord under your Employment Agreement, which Agreement is and will remain in full force and effect in accordance with its terms.
Without limiting the generality of the foregoing, nothing in this letter agreement is intended to, or will, affect the post-termination salary continuation payments and other benefits, and the indemnification rights, to which you are entitled under your Employment Agreement.

      If you are in agreement with the foregoing, please sign and date in the spaces below, and return to me, the duplicate copy of this letter which has been provided to you for this purpose.

                                          Very truly yours,

                                          CONCORD CAMERA CORP.

                                          By: __________________________________
                                              Scott L. Lampert
                                              Vice President and General Counsel

AGREED TO AND ACCEPTED:

______________________________
Ira B. Lampert
Dated: May 15, 2009